Exhibit 99.1
NEWS RELEASE
American Oil & Gas Inc. Updates North Dakota Bakken and Three Forks Activity
Ron Viall and Summerfield Wells Demonstrate Strong 30 day
Production Performance
DENVER, CO—(July 1, 2010) — American Oil & Gas Inc. (NYSE-AMEX:AEZ) reports that its operated Ron Viall 1-25H well (American 95% working interest), located in T156N-R98W Sections 24 and 25 in Williams County, ND that initially produced 2,844 barrels of oil equivalent (1,981 barrels of oil and 5,179 Mcf of natural gas) from the Bakken formation during an early 24 hour flow back period, averaged 987 barrels of oil equivalent per day (“BOE/D”) during its first 30 production days. American also announces that its Summerfield 15-15H well (American approximate 33% working interest), located in T147N-R96W, Section 15, Dunn County, ND that initially produced 2,799 barrels of oil equivalent (2,178 barrels of oil and 3,729 Mcf of natural gas) from the Bakken formation during an early 24 hour flow back period, has averaged 1,046 BOE/D during its first 30 production days. The Tong Trust 1-20H well (American 27% working interest), located in T157N-R96W, Sections 20 and 17, is currently undergoing a workover to clean out the wellbore and install a rod pump.
Pat O’Brien, CEO of American, commented, “We are pleased to report that our two most recently completed Bakken wells continue to demonstrate strong production performance. Production from these wells, combined with production from our Tong Trust well and minority interests in several non-operated Bakken wells, should begin to favorably impact the Company’s operating results commencing in the quarter just ended. We currently have two high working interest Bakken wells scheduled for completion and drilling operations are underway in two additional high working interest wells as part of our 2010 two rig continuous drilling program.”
Within American’s core Goliath project area, the Bergstrom 15-23H well (American 95% working interest) located in T156N-R98W Sections 23 and 14, Williams County, ND has been successfully drilled. A 9,600 foot horizontal lateral was drilled in the targeted Bakken formation. The casing and the associated completion assembly have been run to facilitate up to 36 fracture stimulation stages. Completion operations are expected to commence in late July.
The drilling rig that drilled the Bergstrom well is currently drilling the Hickel 15-35H well at a measured depth of 10,338’. The Hickel well, located in T157N-R97W Sections 35 and 26, is spaced on 1,280 acres and an approximate 9,500’ lateral into the Bakken formation is planned. American owns an approximate 59% working interest in this well.
Also within the core Goliath project area, the Johnson 15-35H well (American 82% working interest), located in T156N-R98W Sections 35 and 26, has been successfully drilled with a 9,500’ horizontal lateral in the targeted Bakken formation. The casing and the associated completion assembly have been run to facilitate up to 35 fracture stimulation stages. Completion operations are expected to commence in early August.
The drilling rig that drilled the Johnson well is currently rigging up to drill the Hodenfield 15-33H well, located in T157N-R97W Sections 33 and 28. The Hodenfield well is spaced on 1,280 acres and an approximate 9,600’ lateral into the Bakken formation is planned. American owns an approximate 51% working interest in this well.

American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. is available via the Company’s website at www.americanog.com.
###
This release and the Company’s website referenced in this release may contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184

2